ANAVEX: FIRST-IN-HUMAN DOSING COMMENCED IN ANAVEX 2-73 CLINICAL
TRIAL FOR ALZHEIMER’S DISEASE

Hoboken, NJ – April 20, 2011 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) today announced that the first healthy human volunteers have been initially dosed in its Phase I clinical trial to evaluate ANAVEX 2-73, the company’s lead compound for Alzheimer’s disease.

“We are pleased that the first volunteers have been dosed with the study drug, according to the study protocol, and no adverse events have been recorded post dosing to date," said Dr. Ozkan Yalkinoglou, Medical Director of ABX-CRO.

“ANAVEX 2-73 is a proprietary, wholly owned drug that comes from a family of compounds discovered and developed in-house. Its first-in-human administration is the most significant and important milestone in our corporate history. We eagerly anticipate the results of this Phase I clinical trial,” said Dr. Cameron Durrant, Executive Chairman of Anavex.

“There is a significant need for new and effective oral treatments for Alzheimer’s disease. Based on several preclinical animal studies, we believe ANAVEX 2-73 is a promising new anti-Alzheimer’s compound that has the potential to directly address the pathology of Alzheimer’s disease, potentially halting or even reversing its course,” said Dr. Angelos Stergiou, Vice President of Clinical Development & Medical Affairs.

The Phase I clinical trial is being conducted in Germany in collaboration with ABX-CRO, which has conducted several Alzheimer’s disease studies, and the University of Dresden. Dosing of at least 16 healthy volunteers is expected to be complete in approximately three months.

About the ANAVEX 2-73 Phase I Clinical Trial

This Phase I clinical trial is a randomized, placebo-controlled study to initially test ANAVEX 2-73 as a single, ascending oral dose in healthy volunteers. The trial seeks to determine the maximum tolerated single dose, safety, pharmacokinetics (the mechanisms of absorption and distribution of the drug, the rate at which a drug begins to act and the duration of its effect, as well as chemical changes of the substance in the body) and pharmacodynamics (physiological effects of drugs on the body, mechanisms of action and relationship between drug concentration and effect).

About Alzheimer’s Disease

While Alzheimer’s disease is most common in people over the age of 65, it can strike adults of any age irrespective of their gender, background or socioeconomic status. According to the Alzheimer’s Association, an estimated 5.4 million Americans are currently living with Alzheimer’s disease. The number of Americans aged 65 and over with Alzheimer’s is estimated to reach 7.7 million in 2030. This represents a 50 percent increase from the 5.2 million Americans aged 65 and older who are currently affected. The Alzheimer’s Association further projects that the number of Americans aged 65 and older who are affected by Alzheimer’s disease may triple to between 11 and 16 million by 2050 unless there are developments to prevent or more effectively treat the disease.

About ANAVEX 2-73

ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that ANAVEX 2-73 is a promising new anti-Alzheimer’s compound that has the potential to directly address the pathology of Alzheimer’s disease, potentially halting or even reversing its course, that dosing of at least 16 healthy volunteers is expected to be complete in approximately three months and that ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs which could potentially treat Alzheimer’s disease. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Competitors may develop better or cheaper alternatives to our products. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information
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